EMPLOYMENT AGREEMENT

     AGREEMENT dated as of April 1, 1999, between Swifty Carwash & Quik-Lube, Inc. (the "Company"), a Corporation having its principal place of business located at 17521 Crawley Rd., Odessa FL 33556, and David Weintraub (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. TERM. This Agreement shall be commence on April 1, 1999 (the "effective date"), and shall terminate as of April 1, 2001 unless extended in writing by both parties.

     3. COMPENSATION. For all services rendered under this Agreement:

          The Company shall pay the Employee a salary of $25,000 per year in accordance with the standard bookkeeping policies of the Company.

     5. DUTIES. So long as the Company has not notified the Employee of his disability pursuant to Section 3(a)(ii) and this Agreement has not been terminated, the Employee shall be engaged by the Company as Operations Manager and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board of Directors in connection with the conduct of its business.

     6. EXTENT OF SERVICES. So long as the Company has not notified the Employee of his disability pursuant to Section 8 hereof and this Agreement has not been terminated, the Employee shall devote such time as is necessary to discharge the duties of his office.

     7. DISCLOSURE OF INFORMATION.

          (a) The Employee hereby represents and warrants to the Company that Employee currently has no rights, or interests in any inventions, ideas, disclosures or improvements.

          (b) The Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not, during or after the term of his employment by the Company, in whole of in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as may be required to perform Employee's duties hereunder) regardless of the confidentiality of such information, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent.) The Employee agrees to hold as the Company's property, all memoranda, books, papers, letters, customer lists, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

     8. DISABILITY AND DEATH.

          (a) If the Employee shall be unable substantially to perform the duties required of him pursuant to his office and the provisions of this Employment Agreement due to any disability preventing him from performing such services for either a period of three (3) consecutive months or for any six (6) months in a one (1) year period, Employer shall have the right to terminate the Employee's employment hereunder on thirty (30) days' written notice. Notwithstanding any such termination, the Employee shall be entitled to receive any compensation accrued or accruable to the Employee at the time of such termination pursuant to the provisions of Article 2 hereof.

          (b) The tern "disability" shall mean the complete inability of the Employee to perform his duties under this Employment Agreement due to injury, illness or disease as determined by an independent physician mutually acceptable to the Employer and the Employee.

          (c) In the event of the Employee's death during the Employment Period, the Employee's legal representatives shall be entitled to receive his salary at the rate provided in Article 2 to the last day of the Employer's payroll accounting period in which he death shall occur.

     9. COVENANT NOT TO COMPETE.

          (a) During the term hereof and, unless this Agreement is terminated pursuant to Section 2(d) hereof, for a period of two (2) years thereafter, the Employee shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company, including, without limitation, employing or being an investor (representing more than a 5% equity interest) in, or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one (1) year prior to the date of termination of the Employee's employment therewith. An activity competitive with an activity engaged in by the Company shall mean performing services (whether as an employee, officer, consultant, director, partner or sole proprietor) for any person or entity engaged in the business then engaged in by the Company.

          (b) It is the desire and intent of the parties that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this section shall be adjudicated to be invalid or unenforceable, this section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of these Section in the particular jurisdiction in which such adjudication is made.

     10. REMEDIES. If there is a breach of the provisions of Section 7 of this Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach. In the event of litigation arising in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees.

     11. TERMINATION.

          (a) Employer shall have just legal cause to terminate the employment of the Employee under this Employment Agreement only upon a good faith determination of the Chief Employee under this Employment Agreement only upon a good faith determination of the Chief Executive Officer of the Company that the termination of such employment is necessary and in the best interests of the Employer by reason of:

               i) the conviction of the Employee of a felony under state or federal law, or the equivalent under foreign law; unless in any such case the Employee performed such act in good faith and in a manner the Employee reasonably believed to be in or not opposed to Employer's best interests, or

               ii) the material and continued breach by the Employee of his obligations under this Employment Agreement, after compliance with the provisions of Article 3. Notwithstanding the foregoing, no termination of the Employee's employment under this Employment Agreement shall diminish or affect in any way the Employee's rights to the payments provided for hereunder which have accrued or are accruable to and including the date of such termination; provided that in the event of termination for cause, Employee shall not be entitled to any compensation for periods following the date of termination.

          (b) Employer shall have the right to terminate the employment of the Employee under this Employment Agreement in its sole and absolute discretion and without cause upon its payment to the Employee of an amount equal to the sum of (I) one hundred percent (100%) of any compensation accrued or accruable to the Employee at the time of such termination pursuant to the provisions of Article 2 and (ii) one hundred percent (100%) of the base salary provided for in paragraph
          (a) (but not paragraphs (b) and (c)) of Article 2 for a period of two
          (2) years or for the remaining employment period, whichever is less. Such sums shall be due in equal quarterly installments over a period equal to four (4) years or two (2) times the terminated portion of the Employment Agreement, whichever is less.

     12. INSURANCE. The Company may, at its election and for its benefit, insure the Employee against accidental loss or death and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

     13. ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving business or purchaser, as the case may be, so long as such assignee assumes the Company's obligations thereunder.

     14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Employee at ______________________________, or the Company at its address set forth above, Attention: President.

     15. WAIVER OF BREACH. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     16. APPLICABLE LAW. This contract shall be governed by the laws of the State of Florida applied to contracts entered into within Florida by residents of the State of Florida without regard to choice of law provisions.

     17. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

SWIFTY CARWASH & QUIK-LUBE, INC.                 EMPLOYEE

By: /s/ Rachel Steele                            /s/ David Weintraub
                                                 David Weintraub
Title:President